NEWS RELEASE

For Release:  Immediate
Contact:  Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP, INC. REPORTS 45% IMPROVEMENT IN FIRST QUARTER EARNINGS AND PAYMENT OF DIVIDEND

           (Middleboro, MA), August 17, 2010 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $336,000 or $0.16 per share for its first quarter ended July 31, 2010, a 45% improvement as compared to earnings of $232,000 or $0.11 per share for the same quarter last year.  Diluted earnings per share for the quarter were $0.16 compared to $0.11 for the same quarter of last year.

Net interest income for the quarter increased by $316,000 or 17.2% to $2.2 million due to an increase in the Company’s net interest margin, from 3.26% in the July 2009 quarter to 3.78% in the July 2010 quarter.  Average interest earning assets for the period increased from $225.6 million for the quarter ended July 31, 2009 to $227.9 million for the quarter ended July 31, 2010 and average interest bearing liabilities grew from $225.4 million for the quarter ended July 31, 2009 to $228.0 million for the quarter ended July 31, 2010.

The provision for loan losses was $60,000 for the quarter ended July 31, 2010, compared to no provision for the quarter ended July 31, 2009.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, current evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

Non-interest income for the quarter decreased by $12,000, primarily as a result of a decrease of $78,000 in gains on sales of residential mortgages, as partially offset by an increase of $31,000 in gains realized upon sales of investments.   Additionally, loan origination and other loan fees increased by $15,000, a result of reduced amortization of the mortgage servicing asset, while customer service fees and interchange income increased by $20,000.

Total operating expenses increased by $46,000 or 2.3% for the quarter ended July 31, 2010 as compared to the quarter ended July 31, 2009.  This increase was due to an increase of $77,000 in salary and benefit expense, a result of an increase in group insurance and pension costs, and normal salary adjustments.  Additionally, occupancy and equipment expenses increased by $17,000 and data processing increased by $10,000.  These were offset by a decrease of $22,000 in FDIC assessment expense and a decrease of $22,000 in other real estate owned expense.  Finally, other expenses decreased by $14,000 due to an elimination of ATM related conversion costs expended during the prior year.

Since the end of the April 30, 2010 fiscal year, total assets of the Company have decreased by $1.9 million, ending at $253.6 million as of July 31, 2010.  This reduction is comprised of a decrease of $5.3 million in cash and cash equivalents, offset by an increase of $4.1 million in the total investment portfolio and by an increase of $202,000 in loans receivable.  During the quarter ended July 31, 2010, total borrowings decreased by $2.0 million and deposits decreased by $3.0 million.  Finally, accrued expenses and other liabilities increased by $2.5 million, a result of investments purchased during July 2010, but scheduled to settle in August 2010.

Total stockholders’ equity was $21.0 million at July 31, 2010, compared to $20.5 million at April 30, 2010.  Tier 1 capital to average assets stood at 7.94% at July 31, 2010, compared to 7.90% at April 30, 2010.  The increase in total equity is due to net income for the quarter of $336,000, the exercise of employee stock options totaling $53,000, and an increase of $267,000 in the net unrealized gain on securities available-for-sale.  A $0.06 per share dividend to shareholders totaling $125,000 and Company stock repurchases totaling $8,000 partially offset these increases in total equity.  The Company continues to meet all regulatory requirements to be considered well-capitalized.

In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company also reported that the Company’s Board of Directors has declared a quarterly cash dividend of $.06 per share to be payable on September 8, 2010, to shareholders of record as of September 1, 2010.

At the same time, Mr. Pratt commented further “We are pleased to report improved earnings for the first quarter of our new fiscal year.  Notwithstanding a still-challenging economic environment, Mayflower continues to be a well-capitalized, highly liquid, sound company advantageously positioned to focus on our core business of lending to qualified borrowers of all types.  In that regard, we are again pleased to note that during these unprecedented times, we have never interrupted our pursuit of that core business and look forward to helping as many of those applicants as possible in future periods.”

Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains seven additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

Mayflower Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Information
(Dollars in thousands, except per share information)

	July 31,	April 30,
	2010	2010

Total assets	$253,602	$255,530
Loans, net	120,747	120,545
Federal funds sold and interest-bearing
deposits in banks	10,447	15,914
Investment securities:
Held to maturity	48,059	44,793
Available for sale, net	50,432	49,576
Deposits	222,268	225,317
Advances and borrowings	5,500	7,500
Stockholders' equity	21,003	20,480

Tier 1 Capital to average assets	7.94%	7.90%
Tier 1 Capital to risk-weighted assets	14.64%	14.53%
Book value per share	$10.07	$9.85

	Three months ended
	July 31,
	2010	2009
Statement of operations
Interest and dividend income	$2,693	$2,927
Interest expense	539	1,089
Net interest income	2,154	1,838

Provision for loan losses	(60)	-
Gain on sales of loans	111	189
Gain on sales of investments	34	3
Other non interest income	301	266
Operating expenses	(2,008)	(1,962)
Income before income taxes	532	334
Income taxes	196	102

Net income	$336	$232

Earnings per share - basic	$0.16	$0.11

Earnings per share - diluted	$0.16	$0.11

Dividends paid per share	$0.06	$0.10

Weighted average shares outstanding	2,083,250	2,085,610

Annualized return on average assets	0.54%	0.38%

Annualized return on average equity	6.52%	4.78%

Net interest spread	3.78%	3.26%

Net interest margin	3.78%	3.26%

Mayflower Bancorp, Inc. and Subsidiary
Analysis of Loans Past Due
(Dollars in thousands)

	July 31,	April 30,	July 31,
Loans past due over 90 days:	2010	2010	2009

Residential mortgages	$99	$99	$385

Commercial and construction mortgages	-	295	-

Commercial time and demand loans	100	120	-

Consumer and other loans	-	-	12

	$199	$514	$397

Loans past due over 90 days as a percentage of:

Net loans receivable	0.16%	0.43%	0.32%

Total assets	0.08%	0.20%	0.16%

Non-performing assets

**Non-accrual loans	$199	$514	$397
Real estate acquired by foreclosure	1,953	1,815	663

	$2,152	$2,329	$1,060

Non-performing assets as a percentage of:

Net loans receivable	1.78%	1.93%	0.86%

Total assets	0.85%	0.91%	0.43%

Allowance for loan losses	$1,235	$1,194	$1,286

Allowance for loan losses as a percentage of
Non-performing loans	620.60%	232.30%	323.93%

Allowance for loan losses as a percentage of net loans	1.02%	0.99%	1.05%

**  includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest